UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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COHERENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 31, 2011

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COHERENT, INC., a Delaware corporation, will be held on March 31, 2011 at 9:00 a.m., local time, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 for the following purposes:

1.              To elect six directors to serve for the ensuing year and until their successors are duly elected (Proposal One);

2.              To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2011 (Proposal Two);

3.              To approve our 2011 Equity Incentive Plan (Proposal Three);

4.              To receive an advisory vote on executive officer compensation (Proposal Four);

5.              To receive an advisory vote on the frequency of advisory votes on executive officer compensation (Proposal Five); and

6.              To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on February 16, 2011 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

Santa Clara, California
February 25, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 31, 2011

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy card.

COHERENT, INC.
5100 PATRICK HENRY DRIVE
SANTA CLARA, CALIFORNIA 95054

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Coherent, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., local time, on March 31, 2011 at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  Our telephone number is (408) 764-4000.  These proxy solicitation materials were first mailed on or about February 25, 2011 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

Stockholders of record at the close of business on February 16, 2011 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof.  On the Record Date, 25,428,104 shares of our common stock, $0.01 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use (i) by delivering to us at our principal offices (Attention: Bret M. DiMarco, Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) in the case of a stockholder who has voted by telephone or through the Internet, by making a timely and valid telephone or Internet vote, as the case may be, or (iii) by attending the meeting and voting in person.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder, and you will need to provide a copy of such proxy at the meeting.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting.  Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.  No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending.  Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a representative of a stockholder of record as of the Record Date for a stockholder of record that is not a natural person.  For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (408) 764-4110.

Voting and Costs of Solicitation

On all matters, other than the election of directors, each share has one vote.  See “Election of Directors—Vote Required” for a description of your cumulative voting rights with respect to the election of directors.

If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy via the Internet.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  As stated above, you may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•                  To vote in person:  Come to the Annual Meeting and we will give you a ballot at the time of voting.  If you have previously turned in a proxy card, please notify us at the Annual Meeting that you intend to cancel the proxy and vote by ballot.

•                  To vote using the proxy card:  Simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, the designated proxies will vote your shares as you direct.

•                  To vote over the telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 11:59 P.M. Eastern Time on March 30, 2011 to be counted.

•                  To vote on the Internet: go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 11:59 P.M. Eastern Time on March 30, 2011 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted for the election of all six nominees for director and for all other proposals other than Proposal Five, which will be voted as “abstain”.

If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion.

The cost of this solicitation will be borne by us.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.  In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders.  Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposals Two through Five.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at the annual meeting of stockholders for the 2011 fiscal year must be received by us no later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, prior to the one year anniversary of the date these proxy materials were first mailed by us unless the annual meeting of stockholders is held prior to March 1, 2012 or after May 30, 2012, in which case, the proposal must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the tenth day following public announcement of the date the annual meeting will be held and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Under the federal securities laws, for such a matter to be included in the proxy materials for annual meeting of stockholders for the 2011 fiscal year, timely notice must be delivered to us at our principal executive offices to the attention of Bret M. DiMarco, our Corporate Secretary, not less than 120 days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, which will be October 28, 2011.  Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

However, if a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company’s Board, see the procedures discussed in “Proposal One — Election of Directors — Board Meetings and Committees — Process for Recommending Candidates for Election to the Board of Directors.”

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested.  A separate proxy card is included in the voting materials for each of these stockholders.  We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.  To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact us by telephone at (408) 764-4000 and request to be connected to our Investor Relations department.  Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.  Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  Broadridge will remove such stockholder from the Householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Coherent’s annual report on Form 10-K for the fiscal year ended October 2, 2010 without exhibits and any amendments thereto on Form 10-K/A upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations.  We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing.  You can also access our Securities and Exchange Commission (“SEC”) filings, including our annual reports on Form 10-K, and all amendments thereto filed on Form 10 K/A, on the SEC website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 31, 2011

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Six (6) members of our Board are to be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.  Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected.  If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal.  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them as of December 31, 2010 are set forth below.  All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board.  The committee consists solely of independent members of the Board.  There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation
John R. Ambroseo, PhD	49	2002	President and Chief Executive Officer
Susan M. James(1)(2)	64	2008	Retired Consultant to Ernst & Young
L. William Krause(2)(3)	68	2009	President of LWK Ventures
Garry W. Rogerson, PhD(1)(2)(3)	58	2004	Chairman of the Board of Coherent
Lawrence Tomlinson(1)(3)	70	2003	Retired Senior Vice President and Treasurer of Hewlett-Packard Co.
Sandeep Vij(2)(3)(4)	45	2004	President and Chief Executive Officer of MIPS Technologies, Inc.

(1)                                  Member of the Audit Committee.

(2)                                  Member of the Governance and Nominating Committee.

(3)                                  Member of the Compensation and H.R. Committee.

(4)                                  Member of the Special Litigation Committee.

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years. There is no family relationship between any of our directors or executive officers. The Board has determined that, with the exception of Dr. Ambroseo, all of its current members are “independent directors” as that term is defined in the marketplace rules of the NASDAQ Stock Market.

John R. Ambroseo.  Dr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board since October 2002. Dr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Dr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Dr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Dr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Dr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Dr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

Dr. Ambroseo’s status as our Chief Executive Officer, his 22 year tenure with the Company, his extensive knowledge of our products, technologies and end markets and his over eight years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Susan M. James.  Ms. James originally joined Ernst & Young, a global leader in professional services, in 1975, becoming a partner in 1987 and from June 2006 to December 2009, was a consultant to Ernst & Young. During her tenure with Ernst & Young, she has been the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel

Corporation, Sun Microsystems, Amazon.com, Autodesk and the Hewlett-Packard Corporation, and for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the board of directors of Applied Materials, Inc., a global leader in Nonmanufacturing SolutionsTM, Yahoo! Inc., an Internet technology company, and the Tri-Valley Animal Rescue, a non-profit that is dedicated to providing homes for homeless pets. Ms. James holds Bachelor’s degrees from Hunter College and San Jose State University.

Ms. James’ years in the accounting industry, her service on the boards and committees of a number of other publicly held companies and her over two years of service as a director of Coherent make her an invaluable member of our Board of Directors.

L. William Krause.  Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991.  In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004.  From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets.  He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990 and as its Chairman from 1987 to 1993 when he retired.  Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking solutions and services company, CommScope Inc., a networking infrastructure company and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. Mr. Krause previously served as a director for Sybase, Inc., Packeteer, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of several companies, his service on the boards and committees of a number of other publicly held companies, and his year and a half of service as a director of Coherent make him an invaluable member of our Board of Directors.

Garry W. Rogerson.  Dr. Rogerson has served as our Chairman of the Board since June 2007. Dr. Rogerson was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Dr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Dr. Rogerson received an honours degree and Ph.D. in biochemistry from the University of Kent at Canterbury.

Dr. Rogerson’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of another company, his service on the board of another publicly held company, and his over six years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Lawrence Tomlinson.  Mr. Tomlinson retired from Hewlett-Packard Co., a global technology company, in June 2003. Prior to retiring from Hewlett-Packard Co., from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President of Hewlett-Packard Co. and from 2002 to June 2003 was also a Senior Vice President of Hewlett-Packard Co. Mr. Tomlinson is a member of the board of directors of Salesforce.com, Inc., a customer relationship management service provider. During the past five years, Mr. Tomlinson has also served as a director of Therma-Wave, Inc. Mr. Tomlinson received a B.S. from Rutgers University and an M.B.A. from Santa Clara University.

Mr. Tomlinson’s years of executive and management experience in the high technology industry, his experience in the finance and accounting industry, his service on the boards and committees of a number of other publicly held companies and his over seven years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Sandeep Vij.  Mr. Vij has held the position of President and Chief Executive Officer of MIPS Technologies, Inc., a leading provider of processor architectures and cores, since January 2010.  Previously, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a leading provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing.  Mr. Vij is a member of the board of directors of MIPS Technologies, Inc. He is a graduate of General Electric’s Edison Engineering Program and Advanced Courses in Engineering. He holds an MSEE from Stanford University and a BSEE from San Jose State University.

Mr. Vij’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of another company, his service on the board of another publicly held company, and his over six years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Director Independence

The Board has determined that, with the exception of Dr. Ambroseo, all of its current members and all of the nominees for director are “independent directors” as that term is defined in the marketplace rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board held a total of ten (10) meetings during fiscal 2010.  During fiscal 2010, the Board had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee.  In addition, in fiscal 2010, the Board had one additional committee: the Special Litigation Committee, which suspended its operations at the conclusion of the litigation matter.  From time to time, the Board may create limited ad hoc committees, service on which does not provide additional compensation. No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of directors James, Rogerson, and Tomlinson.  The Audit Committee held eleven (11) meetings during fiscal 2010.  All of the members of the Audit Committee are “independent” as defined under rules promulgated by the SEC and qualify as independent directors under the marketplace rules of the Nasdaq Stock Market for Audit Committee members.  The Board has determined that directors James, Rogerson and Tomlinson are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.  Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.  A copy of the Audit Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Compensation and H.R. Committee

The Compensation and H.R. Committee of the Board consists of directors Krause, Rogerson, Tomlinson and Vij.  All of the members of the Compensation and H.R. Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Compensation and H.R. Committee held six (6) meetings during fiscal 2010.  The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and grants stock options to our employees, including officers, pursuant to our stock option plans.  See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.  A copy of the Compensation and H.R. Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors James, Krause and Rogerson.  All of the members of the Governance and Nominating Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Governance and Nominating Committee held five (5) meetings during fiscal 2010.  The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance.  A copy of the Governance and Nominating Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Attendance at Annual Meeting of Stockholders by Directors

All directors are encouraged, but not required to attend our annual meeting of stockholders.  At our annual meeting held April 1, 2010, all members of the Board attended.

Process for Recommending Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees recommended by stockholders.  A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal offices (Attention: Bret M. DiMarco, Corporate Secretary) and must include the candidate’s name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to the Company if elected, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.  For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting.  In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws.  See “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

The Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•                  the Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•                  the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm.  Such review may, in the Governance and Nominating Committee’s discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Governance and Nominating Committee deems proper;

•                  the Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•                  the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board.  Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess.  In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like.  The Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors.  The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole.  While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•                  in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•                  after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Stockholder Communication with the Board of Directors

We believe that management speaks for Coherent.  Any stockholder may contact any of our directors by writing to them by mail c/o Bret M. DiMarco, Corporate Secretary, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder may report to us any complaints regarding accounting, internal accounting controls, or auditing matters.  Any stockholder who wishes to so contact us should send such complaints to the Audit Committee c/o Bret M. DiMarco, Corporate Secretary, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder communications that the Board is to receive will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the appropriate committee of the Board in a timely manner.  In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response.  The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Director Compensation

During fiscal 2010, we paid our non-employee directors an annual retainer (depending upon position) and for service on the Board as follows:

Position	Annual Retainer
Board Member	$40,000
Board Chair	$16,000
Audit Committee Chair	$34,000
Compensation and H.R. Comm. Chair	$16,000
Governance & Nominating Comm. Chair	$10,750
Audit Committee member (non-Chair)	$12,500
Compensation and H.R. Committee member (non-Chair)	$8,500
Governance and Nominating Committee member (non-Chair)	$6,500

The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2010 on the Board and its committees (all amounts in dollars):

Name	Annual Board and Chairperson service	Audit Committee		Compensation and H.R. Committee		Nominating and Governance Committee		Special Litigation Committee	Total
Susan James	40,000	23,250		—		6,500		—	69,750
L. William Krause	40,000	—		8,500		5,417	(1)	—	53,917
Garry W. Rogerson	56,000	6,250	(2)	8,500		10,750		—	81,500
Lawrence Tomlinson	40,000	23,250		4,250	(3)	—		—	67,500
Sandeep Vij	40,000	—		16,000		—		12,000	68,000
Former Director
John H. Hart(4)	20,000	6,250		4,250		—		—	30,500

(1)                                  Mr. Krause joined the Governance and Nominating Committee in the middle of the first quarter of fiscal 2010.

(2)                                  Dr. Rogerson joined the Audit Committee after Mr. Hart resigned from the Board effective April 1, 2010.

(3)                                  Mr. Tomlinson joined the Compensation and H.R. Committee after Mr. Hart resigned from the Board effective April 1, 2010.

(4)                                  Pro-rated amount for service as a director through April 1, 2010.

The chart below summarizes the amounts earned by non-employee directors for service (including both Board and, where applicable, committee service) during fiscal 2010:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Susan James	69,750	64,000	70,785	204,535
L. William Krause	53,917	64,000	70,785	188,702
Garry W. Rogerson	81,500	64,000	70,785	216,285
Lawrence Tomlinson	67,500	64,000	70,785	202,285
Sandeep Vij	68,000	64,000	70,785	202,785
Former Director
John H. Hart	30,500	—	—	30,500

(1)                                  The amounts shown reflect the grant date fair value of stock options determined pursuant to FASB ASC Topic 718. These options vest annually over a three year period. Pursuant to FASB ASC Topic 718, the amounts shown here exclude the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in Note 14, “Employee Stock Option and Benefit Plans” of the Financial Statements in our annual report on Form 10-K.

(2)                                  The directors’ aggregate holdings of RSUs as of the end of fiscal 2010 were as follows (the vesting for which is 100% on March 19, 2011 for 2,000 shares (other than for Mr. Krause), 100% on March 11, 2012 for 2,000 shares and 100% on April 1, 2013 for 2,000 shares to the extent such individual is a member of the Board at such time):

Susan James	6,000 shares
L. William Krause	4,000 shares
Garry W. Rogerson	6,000 shares
Lawrence Tomlinson	6,000 shares
Sandeep Vij	6,000 shares

(3)                                  The directors’ aggregate holdings of stock option awards (both vested and unvested) as of the end of fiscal 2010 were as follows:

Susan James	36,000 shares
L. William Krause	30,000 shares
Garry W. Rogerson	65,000 shares
Lawrence Tomlinson	24,000 shares
Sandeep Vij	15,000 shares

The following table shows equity grants received by non-employee directors in fiscal 2010:

Name	Restricted Stock Units Granted in Fiscal 2010 (#)	Stock Options Granted in Fiscal 2010 (# shares)
Susan James	2,000	6,000
L. William Krause	2,000	6,000
Garry W. Rogerson	2,000	6,000
Lawrence Tomlinson	2,000	6,000
Sandeep Vij	2,000	6,000
Former Director
John H. Hart	—	—

Our 1998 Directors’ Stock Plan was adopted by the Board on November 24, 1998 and was approved by the stockholders on March 17, 1999. The 1998 Directors’ Stock Plan was amended on March 23, 2003, and was further amended on March 30, 2006, when the 1998 Directors’ Stock Plan was renamed the 1998 Director Stock Plan (the “1998 Director Plan”). As of September 30, 2007, 150,000 shares were reserved for issuance thereunder. Under the terms of the 1998 Director Plan, the number of shares reserved for issuance thereunder is increased each year by the number of shares necessary to restore the total number of shares reserved to 150,000 shares.  In the event that the stockholders approve the adoption of the 2011 Equity Incentive Plan (see Proposal Three), all future director grants shall be under such plan and the 1998 Director Plan will terminate other than for outstanding historical grants made thereunder.

The 1998 Director Plan provided for the automatic and non-discretionary grant of a non-statutory stock option to purchase 24,000 shares of the Company’s common stock to each non-employee director on the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted a non-statutory stock option to purchase 6,000 shares of common stock on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is reelected to serve on the Board, if, on such date, he or she has served on the Board for at least three months. Such plan provides that the exercise price must be equal to the fair market value of the common stock on the date of grant of the options.

Additionally, the 1998 Director Plan provides for the automatic and non-discretionary grant of 2,000 restricted stock units (“RSUs”) to each non-employee director on the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted 2,000 RSUs on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is reelected to serve on the Board, if, on such date, he or she has served on the Board for at least three months. The Board of Directors, upon recommendation of its independent compensation consultant, has approved a change whereby beginning with our annual meeting on March 31, 2011, non-employee members of our Board of Directors will receive annual grants of 3,500 RSUs and no annual stock option grants.

The 1998 Director Plan provides that with respect to any options held by a director who retires after at least eight years of service on the Board, such director will fully vest in and have the right to exercise his or her option as to both vested and unvested shares as of such date. The option will remain exercisable for the lesser of (i) two (2) years following the date of such director’s retirement or (ii) the expiration of the option’s original term.

As of October 2, 2010, 344,000 shares have been issued upon the exercise of options and the vesting of restricted stock units under the 1998 Director Plan. There were no options exercised by non-employee directors during fiscal 2010.

Vote Required

Every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled.  Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than six (6) candidates.  However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate’s name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.  If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

If a quorum is present, the six (6) nominees receiving the highest number of votes will be elected to the Board.  See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SIX NOMINEES PRESENTED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending October 1, 2011, and recommends that stockholders vote for ratification of such appointment.  Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976.  Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders.  If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.  The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended October 2, 2010, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so.  The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) during fiscal years 2010 and 2009:

	2010	2009
Audit fees(1)	$1,440,000	$1,693,202
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	2,000	72,375
Total	$1,442,000	$1,765,577

(1)                                  Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)                                  Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database ($2,000) in both fiscal years, and due diligence associated with our acquisition activities in fiscal 2009.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte’s independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal year 2010, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the votes cast will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2011.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 1, 2011.

PROPOSAL THREE

APPROVAL OF OUR 2011 EQUITY INCENTIVE PLAN

Our Board of Directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within Coherent. Our current form of company-wide equity plan, the 2001 Stock Plan, was first adopted in 2001. We believe it appropriate to adopt a new form of company-wide equity plan consistent with current best compensation practices. Accordingly, the Compensation and H.R. Committee of our Board of Directors has adopted our 2011 Equity Incentive Plan (the “Plan”), subject to, and effective as of, approval from our stockholders at the annual meeting.

If stockholders approve the Plan, there will be no further grants of equity-based awards under the 2001 Stock Plan. However, the 2001 Stock Plan will continue to govern awards previously granted under it. The maximum aggregate number of shares that may be issued under the Plan is 4,500,000 shares plus any forfeited or cancelled shares subject to outstanding awards under the 2001 Stock Plan, 1995 Stock Plan and 1998 Director Option Plan that are outstanding up to a maximum of an additional 2,382,000 shares.  The aggregate number of outstanding shares of common stock subject to options under such plans as of January 1, 2011 was 1,389,314, with a weighted average exercise price per share of $28.61 and a weighted average remaining contractual term of 4.1 years.  As of January 1, 2011, the aggregate number of unvested full-value awards outstanding was 547,098.  As of the record date, no benefits or amounts relating to the 4,500,000 new shares have been received by, or allocated to, any individuals, other than as may be issued pursuant to the automatic grants to our non-employee directors discussed elsewhere in this proxy statement.

The Plan is also designed to allow us to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance (“Section 162(m)”). However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, stock units, performance shares and performance units awarded under the Plan to qualify as “performance-based” within the meaning of Section 162(m), the Plan limits the sizes of such awards as further described below. By approving the Plan, our stockholders will be approving, among other things, eligibility requirements for participation in the Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants. The Plan is attached as Appendix A to this proxy statement.

The Plan permits the granting by our Board of Directors or any of its committees (the “administrator”) of:

•                  Incentive stock options.  Incentive stock options are options that are intended to qualify for U.S. federal income tax purposes as an incentive stock option within the meaning of Section 422 of the Code;

•                  Nonstatutory stock options.  Nonstatutory stock options are options that are not intended to qualify for U.S. federal income tax purposes as an incentive stock option;

•                  Restricted stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the administrator in its sole discretion. The award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with us for any reason (including death or disability). The administrator will determine the number of shares granted pursuant to an award of restricted stock;

•                  Restricted stock units (RSUs).  Awards of RSUs result in a payment to a participant only if the vesting criteria the administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the award agreement. The administrator, in its sole discretion, may pay earned RSUs in cash, shares, or a combination thereof. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us. The administrator determines the number of RSUs granted to any participant;

•                  Stock appreciation rights (SARs).  The administrator will be able to grant SARs, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in cash, common stock of equivalent value, or a combination thereof.  SARs will become exercisable at the times and on the terms established by the administrator, subject to the terms of the Plan. The administrator, subject to the terms of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant;

•                  Performance units and performance shares.  The administrator will be able to grant performance units and performance shares, which are awards that will result in a payment to a participant only if the performance goals or other vesting criteria the administrator may establish are achieved or the awards otherwise vest. The administrator will establish performance or other vesting criteria in its sole discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants;

•                  Deferred stock units.  Deferred stock units consist of a restricted stock, RSU, performance share or performance unit award that the administrator permits to be paid out in installments or on a deferred basis; and

•                  Dividend equivalents.  Dividend equivalents are credits, payable in cash, made at the discretion of the Plan administrator, to the account of a participant in an amount equal to the cash dividends paid on one share for each share represented by an Award (other than an SAR or option) held by such participant.

For purposes of determining shares available for future grant under the Plan, any awards covering shares with a per share or per unit price lower than 100% of the fair market value of the shares on the date of grant shall be counted as 2.15 shares against the Plan reserve.

In the event of a merger or change in control, each outstanding award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or SARs, including shares as to which such awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all RSUs will fully vest, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the award agreement. In addition, if an award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator will notify the participant in writing or electronically that the award will be fully vested and exercisable for a period of time determined by the administrator in its sole discretion, and the award will terminate upon the expiration of such period.

Our Board of Directors expects that the Plan will be an important factor in attracting, retaining and rewarding the high caliber employees essential to our success and in providing incentive to these individuals to promote the success of the company. If stockholders do not approve the Plan we would soon be unable to continue making grants under our 2001 Stock Plan. This would make it extremely difficult for us to attract and retain talent. If this proposal is approved, we expect to have an adequate number of shares to continue making grants consistent with recent practices for the next two to three years.  The number of awards that an employee, director or consultant may receive under the Plan is at the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 2001 Stock Plan during the fiscal year ended October 2, 2010, (ii) the average per share exercise price of such options, (iii) the aggregate number of restricted stock units granted under the 2001 Stock Plan during the fiscal year ended October 2, 2010, and (iv) the dollar value of such restricted stock units. There were no shares issued pursuant to awards of restricted stock, SARs, performance units or performance shares granted under the 2001 Stock Plan and 1998 Director Plan during the fiscal year ended October 2, 2010.

Name	Number of Options Granted	Average Per Share Exercise Price	Number of RSUs	Dollar Value of RSUs(1)
John R. Ambroseo, PhD	75,000	$26.16	37,500	$981,000
Susan M. James	6,000	32.00	2,000	64,000
L. William Krause	6,000	32.00	2,000	64,000
Garry W. Rogerson, PhD	6,000	32.00	2,000	64,000
Lawrence Tomlinson	6,000	32.00	2,000	64,000
Sandeep Vij	6,000	32.00	2,000	64,000
Helene Simonet	28,000	26.16	14,000	366,240
Mark Sobey, PhD	24,000	26.16	12,000	313,920
Bret DiMarco	21,000	26.16	10,500	274,680
Luis Spinelli	18,000	26.16	9,000	235,440
All executive officers as a group	172,000	26.16	85,000	2,171,280

Name	Number of Options Granted	Average Per Share Exercise Price	Number of RSUs	Dollar Value of RSUs(1)
All directors who are not executive officers as a group	30,000	32.00	10,000	320,000
All employees who are not executive officers as a group	280,150	26.26	152,100	4,059,546

(1)          Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2010 in accordance with ASC Topic 718.

Vote Required

The affirmative vote of the holders of a majority of the votes cast will be required to approve our 2011 Equity Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR 2011 EQUITY INCENTIVE PLAN.

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2010 Summary Compensation Table and related tables and disclosure.

Our Board of Directors recognizes the interest our investors have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide strong alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent’s strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards. The committee positions the midpoint of our target compensation ranges near the 50th percentile of our peers, with actual compensation falling above or below depending upon the Company’s financial performance.

Vote Required

The affirmative vote of the holders of a majority of the votes cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding. Our Board of Directors values the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation and H.R. Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL FIVE

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the frequency of advisory votes on executive compensation for upcoming annual meetings of stockholders. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Stockholders may abstain by submitting a proxy card without instruction on Proposal Five or by checking the box labeled, “abstain”.

We are required by the Dodd-Frank Act to provide stockholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years.

Vote Required

The affirmative vote of the holders of a majority of the votes cast is required to approve the frequency of advisory votes taken at annual meetings to approve named executive officer compensation. If none of the alternatives of every one year, two years or three years receives a majority vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD DOES NOT MAKE A RECOMMENDATION ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS NAMED IN THE PROXY STATEMENT’S SUMMARY COMPENSATION TABLE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 2010, certain information with respect to the beneficial ownership of common stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors as a group, based on information available to the Company as of filing this proxy statement. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)
Dimensional Fund Advisors(2) 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	2,023,085	8.0%
BlackRock, Inc.(2) 40 East 52nd St., New York, NY 10022	1,488,216	5.9%
Eagle Asset Management, Inc.(2) 880 Carillon Parkway St. Petersburg, FL 33716	1,469,022	5.8%
Lord Abbett & Co. LLC(2) 90 Hudson Street Jersey City, NJ 07302	1,316,313	5.2%
Wells Fargo & Company(2) 420 Montgomery St., San Francisco, CA 94104	1,278,880	5.1%
Vanguard Group, Inc.(2) 100 Vanguard Blvd., Malvern, PA 19355	1,249,299	5.0%
John R. Ambroseo, PhD(3)	371,488	1.5%
Helene Simonet(4)	41,574	*
Luis Spinelli(5)	33,497	*
Bret M. DiMarco(6)	8,726	*
Mark S. Sobey, PhD(7)	1,000	*
Susan James(8)	19,000	*
L. William Krause(9)	8,000	*
Garry W. Rogerson, PhD(10)	30,000	*
Lawrence Tomlinson(11)	18,200	*
Sandeep Vij(12)	9,600	*
All directors and executive officers as a group (10 persons)(13)	541,085	2.1%

*	Represents less than 1%.
(1)

Based upon 25,199,816 shares of Coherent common stock outstanding as of December 31, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of December 31, 2010 and all RSUs that will vest within 60 days of December 31, 2010, are deemed outstanding. For Drs. Ambroseo and Sobey, Ms. Simonet, Messrs. Spinelli, and DiMarco, no shares of performance-based restricted stock units are included. In addition, such shares, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This table has been updated to reflect Schedule 13Gs filed with the SEC subsequent to the filing of our Form 10-K/A and corrects the holdings of certain individuals due to the vesting of equity securities.

(2)

Based on the most recent Schedule 13F, 13D or Schedule 13G (or amendments thereto) filed by such person with the SEC prior to the date of filing this report and a review of a stockholder listing report provided by a third party provider.

(3)

Includes 275,000 shares issuable upon exercise of options and 7,500 shares issuable upon vesting of RSUs held by Dr. Ambroseo which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2010.

(4)

Includes 9,333 shares issuable upon exercise of options and 4,167 shares issuable upon vesting of RSUs held by Ms. Simonet which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2010.

(5)

Includes 26,000 shares issuable upon exercise of options and 1,667 shares issuable upon vesting of RSUs held by Mr. Spinelli which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2010.

(6)	Includes 3,334 shares issuable upon vesting of RSUs held by Mr. DiMarco which would become vested, as the case may be, within 60 days of December 31, 2010.
(7)	Includes 1,000 shares issuable upon vesting of RSUs held by Mr. Sobey which would become vested, as the case may be, within 60 days of December 31, 2010.
(8)	Includes 19,000 shares issuable upon exercise of options held by Ms. James which were exercisable or would become exercisable within 60 days of December 31, 2010.
(9)	Includes 8,000 shares issuable upon exercise of options held by Mr. Krause which were exercisable or would become exercisable within 60 days of December 31, 2010.
(10)	Includes 27,000 shares issuable upon exercise of options held by Dr. Rogerson which were exercisable or would become exercisable within 60 days of December 31, 2010.
(11)	Includes 15,000 shares issuable upon exercise of options held by Mr. Tomlinson which were exercisable or would become exercisable within 60 days of December 31, 2010.
(12)	Includes 6,000 shares issuable upon exercise of options held by Mr. Vij which were exercisable or would become exercisable within 60 days of December 31, 2010.
(13)

Includes an aggregate of 385,333 options and 17,668 shares issuable upon vesting of RSU’s which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2010. This does not include any shares held by our former director John Hart.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2010, our officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

The name, age, position and a brief account of the business experience of our chief executive officer and each of our other executive officers as of December 31, 2010 are set forth below:

Name	Age	Office Held
John R. Ambroseo, PhD	49	President and Chief Executive Officer
Helene Simonet	58	Executive Vice President and Chief Financial Officer
Mark Sobey, PhD	50	Executive Vice President and General Manager, Specialty Laser Systems
Luis Spinelli	63	Executive Vice President and Chief Technology Officer
Bret M. DiMarco	42	Executive Vice President, General Counsel and Corporate Secretary

Please see “Directors” above for Dr. Ambroseo’s biographical information.

Helene Simonet.  Ms. Simonet has served as our Executive Vice President and Chief Financial Officer since April 2002. Ms. Simonet served as Vice President of Finance of our former Medical Group and Vice President of Finance, Photonics Division from December 1999 to April 2002. Prior to joining Coherent, she spent over twenty years in senior finance positions at Raychem Corporation’s Division and Corporate organizations, including Vice President of Finance of the Raynet Corporation. Ms. Simonet has both Master’s and Bachelor degrees from the University of Leuven, Belgium.

Mark Sobey.  Dr. Sobey was appointed Executive Vice President of Coherent and General Manager of Specialty Laser Systems (SLS) in April 2010. He has served as Senior Vice President and General Manager for the SLS Business Group, which primarily serves the Microelectronics and Research markets, since joining Coherent in July 2007. Prior to Coherent, Dr. Sobey has spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including roles as Senior Vice President Product Management at Cymer from January 2006 through June 2007 and previously as Senior Vice President Global Sales at JDS Uniphase through October 2005. He received his PhD in Engineering and BSc in Physics, both from the University of Strathclyde in Scotland.

Luis Spinelli.  Mr. Spinelli has served as our Executive Vice President and Chief Technology Officer since February 2004. Mr. Spinelli joined the Company in May 1985 and has since held various engineering and managerial positions, including Vice President, Advanced Research from April 2000 to September 2002 and Vice President, Corporate Research from September 2002 to February 2004. Mr. Spinelli has led the Advanced Research Unit from its inception in 1998, whose charter is to identify and evaluate new and emerging technologies of interest for us across a range of disciplines in the laser field. Mr. Spinelli holds a degree in Electrical Engineering from the University of Buenos Aires, Argentina with post-graduate work at the Massachusetts Institute of Technology.

Bret M. DiMarco.  Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. He is also an adjunct professor of law at the University of California Hastings College of the Law, teaching corporate law and mergers & acquisitions.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis addresses the fiscal 2010 compensation for the principal executive officer, the principal financial officer, and the other three executive officers at our fiscal year-end who were the most highly compensated executive officers of Coherent. These executives are our “Named Executive Officers” (“NEO” or “NEOs”) for fiscal 2010:

•                  John R. Ambroseo, Ph.D., our president and chief executive officer;

•                  Helene Simonet, our executive vice president and chief financial officer;

•                  Mark S. Sobey, Ph.D., our executive vice president and general manager, specialty laser systems;

•                  Bret M. DiMarco, our executive vice president, general counsel and corporate secretary; and

•                  Luis Spinelli, our executive vice president and chief technology officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2010, as well as compensation decisions made by our Compensation & H.R. Committee (the “committee”) during fiscal 2011 prior to this analysis. It also provides an overview of our executive compensation philosophy, principal compensation policies and practices. Finally, it details how the committee arrived at the specific compensation decisions for our NEOs in fiscal 2010 and the key factors considered in these determinations.

Compensation Overview

Compensation Philosophy.  Our executive compensation programs are designed to provide strong alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent’s strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards. The committee positions the midpoint of our target compensation ranges near the 50th percentile of our peers, with actual compensation falling above or below depending upon the Company’s financial performance. Our executive compensation program is designed to foster practices that will enable us to attract, retain, and motivate our executives to:

•                  Ensure that the executive team has clear goals and accountability with respect to our financial performance;

•                  Provide market levels of pay for meeting target performance expectations, with above market pay for performance above target and below market pay for performance below target; and

•                  Promote our culture of integrity by properly rewarding appropriate risk taking, while not promoting excessive risk taking.

Elements of Executive Compensation.  During fiscal 2010, the compensation of our NEOs, primarily consisted of base salary, an annual cash incentive award opportunity, and long-term equity incentive awards. For fiscal 2010, on average, 73% of our NEO’s target compensation was delivered in the form of variable annual cash incentives or long-term equity incentives.

The average target pay mix for our named executive officers during fiscal 2010 can be illustrated as follows:

Average NEO Target FY 10 Pay Mix

Note: The annual cash incentive amounts represent target awards based on base salary and target bonuses in effect during Fiscal Year 2010. The Long Term Incentives include Stock Options (based on the dollar amount recognized for financial statement reporting purposes for fiscal 2010 in accordance with ASC 718) and Restricted Stock Units (using the grant date face value). This chart does not include other benefits, such as perquisites.

Compensation Governance.  “Pay for performance” is at the core of Coherent’s executive compensation approach. This is accomplished primarily by having a majority of the NEOs’ potential compensation being “at risk” through a combination of a fiscal year variable cash bonus program and performance metrics in equity grants. In addition to this core philosophy the committee monitors and considers evolving governance approaches and standards in executive compensation. As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation best practices, include:

•                  The elimination of the chief executive officer’s 280G “tax gross-up” provision in the change of control severance plan in fiscal 2011;

•                  The elimination and phasing-out of all perquisites and Company deferred compensation contributions for executive officers beginning in calendar 2011;

•                  In fiscal 2009 the NEOs received less than $5,000 in total bonus pay-out, as neither the committee nor management recommended any modifications to the previously established performance metrics;

•                  Despite the Company meeting the adjusted EBITDA percentage performance goals for pay-out under the performance-based RSU grants, the Company did not meet the record revenue threshold set by the committee. Therefore, no performance- based RSUs vested at the measurement date in the first quarter of fiscal 2011;

•                  Named executive officers did not receive salary increases for fiscal 2009 or 2010;

•                  Maintained the same target bonus percentage for each NEO in both fiscal 2010 and fiscal 2011;

•                  In fiscal 2009, the Company adopted a claw-back policy for our chief executive officer and chief financial officer in certain circumstances; and

•                  Aside from the change of control severance plan, our executive officers do not have employment or severance agreements.

Certain Fiscal 2010 Operating Results.  Coherent had strong operating performance in fiscal 2010 as compared to fiscal 2009, including net sales growth of 38.8%, or $169 million, with a corresponding net income growth of over $70 million. Accordingly, in fiscal 2010, the compensation for our NEOs increased as compared to fiscal 2009, largely due to the significantly improved financial results resulting in the maximum payout under the Company’s fiscal 2010 variable cash incentive plan.

Compensation process

Role and Authority of Our Compensation and H.R. Committee

The committee held six (6) meetings in fiscal 2010. Following our annual meeting in April, 2010, the committee consisted of Messrs. Vij (Chair), Krause and Tomlinson and Dr. Rogerson.

The committee oversees our executive compensation philosophy and administers our executive compensation program. In particular, the committee reviews the corporate goals and objectives and approves the compensation for our Named Executive Officers. The committee has the sole authority delegated to it by the Board to make equity grants to our Named Executive Officers.

The committee has adopted a charter, a copy of which may be found on our website at “www.coherent.com”—“Company”—“Corporate Governance.” The committee targets a review of its charter annually.

The committee may meet with or without management present, at its discretion. At most of its meetings, the committee conducts an executive session without management present.

Role of Management

The Compensation and H.R. Committee regularly meets with Dr. Ambroseo, our chief executive officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers other than Dr. Ambroseo. Additionally, Ms. Simonet, our executive vice president and chief financial officer, and Mr. DiMarco, our executive vice president and general counsel are regularly invited to meetings of the committee or otherwise asked to assist the committee. Additionally, during fiscal 2010, members of our human resources group regularly attended the committee’s meetings. The assistance of these individuals includes providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee’s decisions. Named Executive Officers will attend portions of committee meetings when requested, but leave the meetings when matters potentially affecting them are discussed. At the invitation of the committee, outside legal counsel frequently attends committee meetings. The committee makes decisions regarding Dr. Ambroseo’s compensation without him present.

Role of Compensation Consultants

In fiscal 2010, the Compensation and H.R. Committee engaged Farient Advisors (“Farient”) as its independent compensation consultants. Farient was retained to:

•                  Review and analyze our executive compensation program;

•                  Make recommendations for fiscal 2010 compensation; and

•                  Review the Company’s change of control severance plan.

Additionally in fiscal 2010, the Board of Directors retained a separate independent compensation consultant, Compensia, Inc., to review Board-related compensation matters. After reviewing prevailing governance practices and interviewing several compensation consultants, during the fourth quarter of fiscal 2010 the committee determined to consolidate all of the independent compensation consultant work with Compensia. Farient completed its work for the committee in the fourth quarter of fiscal 2010. In fiscal 2011, the committee worked with Compensia.

The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for the Company unless expressly authorized by the committee. Since their retention, neither Farient nor Compensia has performed any work for the Company other than its work with the committee or for the Board. The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee or the Board.

We also participate in and maintain a subscription to the Radford Global Technology Survey. This survey provides benchmark data and compensation practices reports to assist us with regards to employee compensation generally. Such data includes executive compensation data which is presented to the committee at its request.

Pay Positioning Strategy and Benchmarking of Compensation

We have striven to position the midpoint of our target compensation ranges near the 50th percentile of our peers, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the committee. A Named Executive Officer’s actual salary, cash incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions. These factors are weighed individually by the committee in its judgment, and no one factor neither takes precedence over others nor is any formula used in making these decisions. The chief executive officer’s review of the performance of the other Named Executive Officers is considered by the committee in making individual pay decisions. With respect to the chief executive officer, the committee additionally considered the performance of Coherent as a whole and the views of the Board of Directors regarding the chief executive officer’s performance. Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company’s performance.

In analyzing our executive compensation program relative to this target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies’ proxy filings with respect to similarly situated individuals at the peer companies and from compensation survey sources, including a broad cross-section of technology companies of similar size to Coherent from the Radford Global Technology Survey.

For pay decisions made in fiscal 2010, Farient recommended that the committee approve modifications to the group of peer companies for conducting compensation analyses from proxies to better reflect our size, strategy and business. Accordingly, the committee removed Axcelis Technologies, Inc. and GSI Group, Inc. and added Finisar Corp., Infinera Corp., Opnext, Inc., Varian Semiconductor and Veeco Instruments to the peer group for fiscal 2010. The committee also was mindful and took into consideration Institutional Shareholder Services’ practices with regards to its formulation and use of peer groups and the relative size of peers, although the peer group selected is not confined to the Global Industrial Classification System (GICS) code for Coherent. For fiscal 2011, no changes were made to the group of peer companies. The peer group for fiscal 2010 comprised the following companies:

Altera Corp.	Integrated Device Tech.	PMC-Sierra, Inc.
Cymer Inc.	JDS Uniphase	Trimble Navigation Limited
FEI Company	Linear Technology	Varian Semiconductor
Finisar Corp.	Newport Corporation	Veeco Instruments
FLIR Systems, Inc.	Opnext, Inc.
Infinera Corp.	Plantronics, Inc.

Several factors are considered in selecting the peer group, the most important of which are:

•                  Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system);

•                  Revenue level (as a proxy for complexity) (primarily companies with between $300 million and $1.5 billion in revenues);

•                  Geographic location (U.S. technology markets); and

•                  Emphasizing companies with a significant R&D component, a focus on manufacturing and seeking a balance between semiconductors and other equipment manufacturers.

The committee annually reviews the composition of the peer group to ensure it is the most relevant set of companies to use for comparison purposes.

Components of Compensation

The principal components of our executive officer compensation and employment arrangements during fiscal 2010 included:

•                  Base salary;

•                  Variable cash incentive payments;

•                  Equity awards; and

•                  Other benefits.

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent’s success depends. The variable cash and equity components are structured to allow the committee to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals.

Base Salary

Base salary is the foundation to providing an appropriate total direct compensation package. We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform. This is the most stable component of our executive compensation program, as this amount is not at risk. The committee reviewed information provided by its independent compensation consultant with respect to similarly situated individuals at the peer companies to assist it in determining the base salary for each Named Executive Officer, depending upon the particular executive’s experience and historical performance.

During the first quarter of fiscal 2010, upon management’s recommendation, the committee determined to maintain the base salaries of the NEOs at their fiscal 2009 levels.

Effective beginning with the second quarter of fiscal 2011, based on data provided by Compensia, the committee increased the base salaries of Drs. Ambroseo and Sobey and Mr. Spinelli as a market adjustment to bring them in line with peer data for their positions. Additionally, all Named Executive Officers received a one-time salary increase of $35,000 to help offset the phased-out elimination of perquisites. These increases brought certain of the Named Executive Officers above the 50th percentile in the short-term, which the committee determined was consistent with the phased-out elimination of the perquisites coupled with the strong financial performance by the Company in fiscal 2010.

The following table summarizes the base salary adjustments for fiscal 2010 and 2011.

Named Executive Officer	Salary Increase for Fiscal 2010	Base Salary for Fiscal 2010	Salary Increase effective Second Quarter Fiscal 2011(1)	Base Salary effective Second Quarter Fiscal 2011
John Ambroseo	$0	$580,000	$45,000	$625,000
Helene Simonet	$0	$370,000	$35,000	$405,000
Mark Sobey(2)	$0	$300,000	$60,000	$360,000
Bret DiMarco	$0	$300,000	$35,000	$335,000
Luis Spinelli	$0	$256,000	$39,000	$295,000

(1)                                  Includes $35,000 increase tied to phased-out elimination of perquisites.

(2)                                  Reflects the base salary and promotion increase upon Dr. Sobey’s appointment as an executive officer beginning the third fiscal quarter of fiscal 2010.

Variable Cash Incentive Compensation

To focus each executive officer on the importance of the financial performance of Coherent, a substantial portion of each individual’s potential short-term compensation is in the form of variable incentive pay tied to committee- established goals. In fiscal 2010, Coherent maintained one incentive cash program under which executive officers were eligible to receive bonuses, the 2010 Variable Compensation Plan (“2010 VCP”).

2010 VCP

The 2010 VCP was designed to promote the growth and profitability of Coherent. It provided incentive compensation opportunity in line with targeted market rates to our Named Executive Officers. Under the 2010 VCP, participants were eligible to receive bi-annual bonuses (with measurement periods for the first half and the second half of the 2010 fiscal year). In setting the performance goals, the Compensation and H.R. Committee assessed the anticipated difficulty and importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for each semi-annual period varied depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2010 VCP goals were tied to the Company achieving varying levels of adjusted EBITDA as a percentage of sales (“adjusted EBITDA %”), with a payout modifier tied to the level of the adjusted EBITDA % for each measurement period. Adjusted EBITDA was defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items and other items, such as the fiscal impact of stock option expensing under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC 718, stock option-related litigation costs and settlement related thereto, 2010 VCP earned, impairment or restructuring charges, and the impact of significant acquisitions.

Due to the continuing worldwide economic downturn, the committee provided for a lower adjusted EBITDA % target in the first half of the fiscal year, with a payout cap of 100%. In order to incentivize management to drive improvement in adjusted EBITDA % over the course of the year, the committee approved a meaningful step up during the second half of the year and an increased payout cap of 200%. For the first half of fiscal 2010 no payout under the 2010 VCP would occur until the Company was profitable on a pro forma pre-tax basis, with a minimum revenue threshold. For the second half of fiscal 2010, the minimum threshold of achievement for any payment to be made required an adjusted EBITDA % greater than 12.5% in the second half of the year, with a minimum revenue threshold. Due to the Company’s significantly improved operating performance, the payout cap was reached for both periods.

Fiscal 2010 Variable Compensation Plan Scale for Named Executive Officers

First Half FY 2010 VCP Scale
Adjusted EBITDA %	Payout

8.5	25%
11.0	50%
13.5	75%
14.5	100%
Revenue Threshold $210.2 million

Adjusted EBITDA % Achievement for First Half
FY2010 VCP Payout
14.9%

Second Half FY 2010 VCP Scale
Adjusted EBITDA %	Payout
12.5	0%
13.5	50%
14.5	100%
15.5	150%
16.5	200%
Revenue Threshold $233.9 million

Adjusted EBITDA% Achievement for Second Half
FY2010 VCP Payout
21.2%

The committee, in consultation with its compensation consultant, chose these operating results so that the executives were incentivized to deliver the type of sustainable operations that benefits our stockholders. Given that only a modest payout was earned under the 2009 variable compensation plan, the committee believed that the goals were reasonably difficult to achieve in fiscal 2009. Accordingly, when setting the performance goals for the 2010 VCP, the committee again established reasonably difficult achievement goals. The Company’s financial performance during fiscal 2010 resulted in a number of all-time financial records for Coherent and, accordingly, the payout under the 2010 VCP was demonstrably higher than in the prior fiscal year.

The tables below describes for each Named Executive Officer under the 2010 Variable Compensation Plan (i) the target percentage of base salary, (ii) the potential award range as a percentage of base salary, and (iii) the actual award earned for the measurement period in fiscal 2010.

First Half of Fiscal Year 2010

Named Executive Officer	Target Percentage of Salary*	Payout Percentage Range of Salary*	Actual Award($)(1)	Actual Award Percentage of Salary(2)
John Ambroseo	100%	0 - 100%	290,004	100%
Helene Simonet	70%	0 - 70%	129,497	70%
Mark Sobey	50%	0 - 50%	75,005	50%
Bret DiMarco	50%	0 - 50%	75,000	50%
Luis Spinelli	50%	0 - 50%	64,002	50%

Second Half of Fiscal Year 2010

Named Executive Officer	Target Percentage of Salary*	Payout Percentage Range of Salary*	Actual Award($)(1)	Actual Award Percentage of Salary(2)
John Ambroseo	100%	0 - 200%	580,008	200%
Helene Simonet	70%	0 - 140%	258,993	140%
Mark Sobey	60%	0 - 120%	180,012	120%
Bret DiMarco	50%	0 - 100%	150,000	100%
Luis Spinelli	50%	0 - 100%	128,004	100%

*                                         Salary amounts used in the table reflect the applicable half of fiscal 2010.

(1)                                  Reflects amounts earned during the applicable half of fiscal 2010.

(2)                                  This reflects the aggregate bonuses earned by the Named Executive Officers for the applicable half of fiscal 2010 under the 2010 VCP.

Variable Compensation Plan 2011 Performance Metrics

In the first quarter of fiscal 2011, the Committee established performance metrics for the 2011 Variable Compensation Plan (the “2011 VCP”). These performance metrics are based upon achieving semi-annual (each six month period of the fiscal year) pro forma EBITDA dollar targets, subject to achieving certain bi-annual revenue thresholds. For purposes of the 2011 VCP, “pro forma EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, equity compensation expenses, major restructuring charges, the impact of mergers and acquisitions and certain other non-operating income and expense items.

The amount each participant may receive can vary between 0% and 300% of the targeted amount. If the Company fails to meet at least the minimum goal for adjusted EBITDA dollar achievement and the revenue threshold for a particular semi-annual period, the participant would not receive any bonus for that particular period. The adjusted EBITDA dollar and revenue achievement are calculated after the conclusion of each applicable semi-annual fiscal period. The Committee determined the target percentage of salary in the 2011 VCP for our NEOs, should remain the same as fiscal 2010: John Ambroseo: 100%; Helene Simonet: 70%; Mark Sobey: 60%; Bret DiMarco: 50%; and Luis Spinelli: 50%.

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders. We seek to provide equity award opportunities that are consistent with our targeted peer group median, with the potential for increase for exceptional Company financial performance, consistent with the reasonable management of the Company’s overall equity compensation expense and stockholder dilution. Finally, we believe that long-term equity awards are an essential tool in promoting the retention of our executives. Our long-term incentive program includes the grant of stock options, time-based restricted stock/units and/or performance-based restricted stock/units. These components provide a reward for past corporate and individual performance and as an incentive for future performance.

When making its compensation decisions, the committee reviews the compensation overview prepared by its independent compensation consultant which reflects potential realizable value under current short and long term compensation arrangements for each Named Executive Officer.

Fiscal 2010 Equity Grants

In fiscal 2010, the committee granted a combination of non-qualified stock options and time-based restricted stock units. To ensure that the grants provided retention and both short and long term incentives, the grants vest over three years through one-year annual cliff vesting.

The following table reflects the grants for the Named Executive Officers for the time-based restricted stock units and non-qualified stock option grants during fiscal 2010 (in shares):

Named Executive Officer	Time-Based RSU Grants	Non-Qualified Stock Option Grants
John Ambroseo	37,500	75,000
Helene Simonet	14,000	28,000
Mark Sobey	12,000	24,000
Bret DiMarco	10,500	21,000
Luis Spinelli	9,000	18,000

The following chart shows the aggregate composition of equity grants for fiscal 2010 to the Named Executive Officers:

FY 10 Equity Grant Components

(based on underlying shares)

Fiscal 2011 Equity Grants

For fiscal 2011, the committee determined to base the equity program on a combination of time-based and performance-based restricted stock units. In particular, the committee determined to measure achievement for the performance grants against the Company’s relative performance of its common stock versus that of the Russell 2000 Index. The committee believes that using the Russell 2000 Index (in which the Company is a member) as a representative of total stockholder return directly aligns executive compensation with stockholder interest. The committee determined that both the performance-based and time-based restricted stock unit grants provide a further retention tool in that the grants vest over three years with one-year annual cliff vesting and, for the performance-based grants, a measurement period for each of the next three years. At target achievement, all Named Executive Officers (other than the chief executive officer) will receive an equity distribution of 50% time-based and 50% performance-based equity award payouts and the chief executive officer will receive greater than half of his total equity award in performance-based equity awards.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative performance of the Company’s common stock against the Russell 2000 Index through the date of the change of control and such performance-based shares would then convert to time-based vesting with a maximum of three one-year vesting cliffs from the grant date.

The following table reflects the equity grants to the Named Executive Officers during the first quarter of fiscal 2011:

Named Executive Officer	Time-Based RSU Grants	Performance-Based RSU Grants Range (issuance dependent upon achievement)
John Ambroseo	20,000	0 - 70,000
Helene Simonet	7,500	0 - 15,000
Mark Sobey	7,000	0 - 14,000
Bret DiMarco	5,000	0 - 10,000
Luis Spinelli	3,000	0 - 6,000

The following chart shows the aggregate composition of equity grants for fiscal 2011 to the Named Executive Officers assuming the maximum achievement under the performance-based grants:

FY 11 Equity Grant Components at Maximum Achievement

(based on underlying shares)

Equity Award Practices

Equity grants to our employees are driven by our annual review process. Grant guidelines are based on competitive market practices. Typically, an employee is granted an option or restricted stock unit upon beginning employment and may be eligible for periodic grants thereafter. The size of grants (and eligibility for the same) is influenced by the then-current guidelines for non-executive officer grants and the individual’s performance or particular requirements at the time of hire. Employees, including the Named Executive Officers, are also eligible to participate in our Employee Stock Purchase Plan. Stock options are granted with an exercise price equal to the fair market value of the shares of the Company’s common stock on the grant date (or, on the date of grant effectiveness of the grant in the case of grants made during closed window periods). The exercise price for our stock options is based on the last quoted price per share of the Company’s common stock as reported on the NASDAQ Global Market on the grant date.

In fiscal 2010, the Compensation and H.R. Committee granted an aggregate of 681,250 shares subject to options and time-based restricted stock units, representing 2.76% of Coherent’s outstanding common stock as of October 2, 2010 (excluding automatic grants to directors under the Director Option Plan). With the assistance of Farient, the committee has reviewed this burn rate relative to peer practices and guidance from RiskMetrics and found that the total dilution was consistent with the median of peer practices and complied with RiskMetrics guidelines.

Stock Grant Process

The committee’s process for granting equity awards is as follows:

•                  The Compensation and H.R. Committee has the authority to make equity grants to both executive officers and other service providers;

•                  The Compensation and H.R. Committee will make grants in open trading window periods with grants effective on the date of such meeting, or if they meet during a closed window period, the exercise price of the option grant will be the trading date effective 45 days thereafter (or the next trading date thereafter if the date falls on a non-trading day); and

•                  The Compensation and H.R. Committee may not grant equity awards by written consent.

During fiscal 2010 equity grants were only made by the Compensation and H.R. Committee.

Other Benefits

Retirement Plans

Executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution. Our 401(k) Retirement Plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers).

We maintain a Deferred Compensation Plan for executive management personnel and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors’ annual retainer earned in the upcoming plan year. Plan participants may invest deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be “deemed investments.” Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant’s deferral account over time.

For plan year 2010 for contributions which were in excess of the Internal Revenue Code limit to qualified 401(k) plans, the Company will make a non-qualified deferred compensation plan contribution on behalf of the Named Executive Officers. The calculation for this non-qualified plan contribution is 4% of eligible compensation (as defined under the Company’s 401(k) plan) less the 401(k) plan match limit. In fiscal 2010 the Company made a contribution for the 2009 plan year at a 4% contribution rate. The Company will make a similar contribution for the 2010 plan year (which shall be contributed during calendar 2011). The Company contribution was eliminated for plan year 2011 and beyond.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Severance and Change of Control Arrangements

We have adopted the Change of Control Severance Plan (the “Change of Control Plan”) which provides certain benefits in the event of a change in control of Coherent for certain executives, including each of our Named Executive Officers. Benefits are provided if there is a tender offer or merger resulting in Coherent being acquired by another entity and within two years thereafter the participant’s employment is terminated without cause or is voluntarily terminated following a constructive termination. The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

The Change of Control Plan was amended and restated in the first quarter of fiscal 2011. Among the amendments made to the plan in fiscal 2011 were: (i) the elimination of the gross-up payment to be made to the chief executive officer for any excise taxes resulting from the application of Section 280G of the Internal Revenue Code; and (ii) the addition of a monthly payment of $2,750 for participants in lieu of receiving company- subsidized COBRA benefits, life insurance premiums and/or any other welfare benefits under the Plan (36 months for the chief executive officer and 24 months for the other Named Executive Officers). The Change of Control Plan was amended in fiscal 2010 for Internal Revenue Code Section 409A-related matters and other administrative matters.

The committee reviews the provisions of the Change of Control Plan at a minimum every two years at or immediately prior to the termination of the plan. The committee believes that reviewing the Change of Control Plan every two years allows for the right balance in providing certainty for the participants thereof and providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve specific purposes unrelated to the determination of the NEOs’ total direct compensation for a specific year.

Executive perquisites and Other Personal Benefits

In the first quarter of fiscal 2011, the committee determined, upon recommendation from management and in consultation with Compensia, to eliminate and phase-out executive perquisites effective January 1, 2011. The use of Company-leased automobiles was phased-out due to the contractual cost of early termination of the leases. The Company leases of automobiles used by executives will terminate in April 2012 (Dr. Ambroseo) and October 2011 (Ms. Simonet and Mr. DiMarco).

During fiscal 2010, the Company provided our executive officers with an automobile benefit and a capped medical reimbursement.

Automobile Benefit.  During fiscal 2010, the Named Executive Officers were eligible to receive either (a) a monthly automobile allowance, or (b) a leased vehicle with up to an aggregate purchase price of up to: (i) $95,000 for the chief executive officer and (ii) $75,000 for other Named Executive Officers. For those individuals utilizing the automobile allowance alternative, the allowance amount was set annually utilizing a prescribed formula, which equaled $1,500 per month in fiscal 2010. The leased automobile alternative is administered by a third party financing agency and the Company pays the monthly lease amount. Executive officers are either reimbursed for or provided gas, oil, maintenance and insurance for automobiles leased under this program. Participants in the automobile program incur annual imputed income on the personal use of any vehicles under the program, including fuel and miles, as determined using the Internal Revenue Code rules.

Medical Reimbursement.  During fiscal 2010, each Named Executive Officer also received up to $5,000 per calendar year of reimbursement for uninsured medical expenses with the Company also paying such executive’s taxes on the amount of the benefit.

The committee determined, with advice from Farient, that the use of a company-leased vehicle or a car allowance and a medical reimbursement benefit were reasonable in the context of the overall compensation levels of our Named Executive Officers, were consistent with a number of other peer companies, had been historical components of compensation for executive officers at the Company and aided in executive retention.

One-Time Payment for Equity Expiration

During the period from November 1, 2006 to December 31, 2007, the Company had imposed a company-wide blackout on the exercise of stock options because the Company was not current in its periodic reporting obligations due to its ongoing internal investigation into its historical stock option granting practices. Certain non-executive officer employees had option grants expire during such period pursuant to the terms of grant. Following such expiration, the Company paid such employees an amount to compensate them determined by the difference between $34.21 (which was the highest sales price of the Company’s common stock during the blackout period) and the exercise price of their expired stock options. In the first quarter of fiscal 2010, the committee approved the payment of the following amounts to certain of the Company’s NEOs, which amounts were determined pursuant to the same formula described above for non-executive officer employees. Additionally, as a condition to payment each executive officer executed a general release with regards to the expired option grants.

Executive	Number of Expired Options	Amount Paid
John Ambroseo	150,000	$237,000
Helene Simonet	5,000	$8,550
Luis Spinelli	5,000	$8,550

Tax and Accounting Considerations

The Company’s compensation programs are affected by each of the following:

•                  Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of ASC 718. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•                  Section 162(m) of the Internal Revenue Code—This section limits the deductibility of compensation for our chief executive officer and our other most highly compensated Named Executive Officers (other than our chief financial officer) unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our 2001 Stock Plan and 2011 Equity Incentive Plan are designed so that option grants and certain performance-based full value awards thereunder are fully tax-deductible. Cash compensation and time-based full-value awards are generally not qualified as “performance-based” compensation under Section 162(m). We may from time to time pay compensation to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

•                  Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated any plans to appropriately comply with Section 409A.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, the special litigation committee of the Board approved a recoupment policy. The recoupment policy provides that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the chief executive officer or chief financial officer and it caused material noncompliance with any financial reporting requirement, then the Company shall seek disgorgement of any portion of the bonus or other incentive or equity based compensation related to such accounting restatement received by such individual during the 12-month period following the original financial document.

Compensation Committee Interlocks and Insider Participation and Committee Independence

During fiscal 2010, the Compensation and H.R. Committee of the Board consisted of Messrs. Vij (Chair), Krause and Tomlinson and Dr. Rogerson. John Hart, a former member of the Board, was a member of the committee until his retirement in the second quarter of fiscal 2010. None of the members of the Compensation and H.R. Committee has been or is an officer or employee of Coherent. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and H.R. Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Each of the members of the committee qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934 Act”), (iii) an “outside director” under Section 162(m) of the Code and (iv) an “independent outside director” as that term is defined by Institutional Shareholder Services.

Compensation and H.R. Committee Report

The Compensation and H.R. Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and H.R. Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K.

Respectively submitted by THE COMPENSATION AND H.R. COMMITTEE

Sandeep Vij, Chair L. William Krause Garry Rogerson Larry Tomlinson

Fiscal 2010 Summary Compensation Table

The table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended October 2, 2010, October 3, 2009 and September 27, 2008.

Name and Principal Position	Fiscal Year		Salary ($)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)
(a)	(b)		(c)	(e)		(f)	(g)	(i)		(j)
John Ambroseo,	2010	(1)	580,008	981,000		600,390	870,012	277,527	(7)	3,308,937
Chief Executive Officer	2009		602,316	661,218		688,194	2,262	76,016	(7)	2,030,006
and President	2008		561,312	1,292,175	(12)	2,087,000	534,621	80,676	(7)	4,555,784
Helene Simonet,	2010	(1)	369,990	366,240		224,146	388,490	46,664	(8)	1,395,530
Executive Vice President	2009		384,221	236,232		245,329	1,010	52,951	(8)	919,743
and Chief Financial Officer	2008		359,334	717,875	(12)	834,800	239,649	62,142	(8)	2,213,800
Mark Sobey(2),	2010	(1)	293,673	313,920		192,125	255,017	22,378	(9)	1,077,113
Executive Vice President and General Manager, SLS
Bret DiMarco,	2010	(1)	297,309	274,680		168,109	225,000	36,527	(10)	1,001,625
Executive Vice President	2009		311,658	186,438		193,441	585	38,138	(10)	730,260
and General Counsel	2008		298,076	574,300	(12)	417,400	143,275	38,607	(10)	1,471,658
Luis Spinelli,	2010	(1)	256,006	235,440		144,094	192,006	59,596	(11)	887,142
Executive Vice President	2009		265,853	155,172		161,125	499	173,720	(11)	756,369
and Chief Technology Officer	2008		252,862	287,150	(12)	125,220	120,635	137,041	(11)	922,908

(1)                                  Reflects the dollar amount of salary earned in fiscal year 2010. Due to the timing of our fiscal year, fiscal year 2009 included 27 payroll periods compared to 26 payroll periods in fiscal 2010 and 2008.

(2)                                  Dr. Sobey was promoted to Executive Vice President and General Manager of Specialty Lasers and Systems (SLS) and became an executive officer on April 1, 2010. Accordingly, information for 2009 and 2008 for Dr. Sobey has been omitted.

(3)                                  Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

(4)                                  The amounts shown reflect the grant date fair value of stock options determined pursuant to FASB ASC Topic 718. These options vest annually over a three year period. Pursuant to FASB ASC Topic 718, the amounts shown here exclude the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in Note 14, “Employee Stock Option and Benefit Plans” of the Financial Statements in our annual report on Form 10-K. These amounts do not correspond to the actual value, if any, that may ultimately be recognized by the Named Executive Officers.

(5)                                  Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during fiscal 2010, fiscal 2009 and fiscal 2008.

(6)                                  For Dr. Ambroseo, Mr. Spinelli and Ms. Simonet “All Other Compensation” includes a payment for expired stock option grants that we previously disclosed on Form 8-K dated December 9, 2009. As noted in the Form 8-K, during November 1, 2006 to December 31, 2007, we imposed a company-wide blackout on the exercise of stock options because we were not current in our financial reporting obligations due to an internal historical stock option grant practices investigation. The Compensation and H.R. Committee approved payments to these individuals, which amounts were determined pursuant to the same formula used for non-executive officers.

(7)                                  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($8,902) and deferred compensation plan ($10,177), (b) the use of a Company-leased and maintained automobile (“Car Allowance”) ($12,436), (c) the payment described in footnote (6) above ($237,000), (d) payment for buy-out of earned vacation ($1,785) and (e) amounts reimbursed pursuant to executive medical reimbursement ($5,228). For fiscal year 2009, includes (a) amounts contributed by us under the Company’s 401(k) plan ($13,541) and deferred compensation plan ($20,402), (b) debt forgiveness which was reflected on Dr. Ambroseo’s W-2 form during the first quarter of fiscal 2009 for his promissory note which was fully forgiven prior to the end of fiscal 2009 ($10,000), (c) a Car Allowance ($29,760), and (d) amounts reimbursed pursuant to executive medical reimbursement ($10,236). For fiscal year 2008, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,501) and deferred compensation plan ($19,356), (b) payment for buy-out of earned vacation ($21,685), (c) debt forgiveness ($10,200), (d) the use of a Company-owned and maintained automobile ($8,539) and (e) amounts reimbursed pursuant to executive medical reimbursement ($5,463).

(8)                                  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($8,662) and deferred compensation plan ($4,184), (b) a Car Allowance ($17,513), (d) the payment described in footnote (6) above ($8,550), and (e) amounts reimbursed pursuant to executive medical reimbursement ($4,195). For fiscal 2009, includes (a) amounts contributed by us under the Company’s 401(k) plan ($12,048) and deferred compensation plan ($8,058), (b) a payment for buy-out of earned vacation ($7,115), (c) a Car Allowance ($15,834) and (d) amounts reimbursed pursuant to executive medical reimbursement ($6,198). For fiscal year 2008, includes (a) amounts contributed by us under the Company’s 401(k) plan ($13,800) and deferred compensation plan ($7,591), (b) payment for buy-out of earned vacation ($17,255), (c) the use of a Company-owned and maintained automobile ($14,267) and (d) amounts reimbursed pursuant to executive medical reimbursement ($5,775).

(9)                                  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($10,358) and deferred compensation plan ($953), (b) a Car Allowance ($9,000) and (c) amounts reimbursed pursuant to executive medical reimbursement ($668).

(10)                           For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($10,154) and deferred compensation plan ($1,425), (b) Car Allowance ($16,296), and (d) amounts reimbursed pursuant to executive medical reimbursement ($7,992). For fiscal 2009, includes amounts (a) contributed by us under the Company’s 401(k) plan ($10,338) and deferred compensation plan ($4,200), (b) a Car Allowance ($16,876) and (c) amounts reimbursed pursuant to executive medical reimbursement ($6,039). For fiscal year 2008, includes (a) amounts contributed by us under the Company’s 401(k) plan ($17,691), (b) the use of a Company-owned and maintained automobile ($15,835), and (c) amounts reimbursed pursuant to executive medical reimbursement ($4,447).

(11)                            For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($9,800), (b) a Car Allowance ($18,000), (c) amounts earned under our patent award program where Mr. Spinelli was an inventor ($10,010) (d) the payment described in footnote (6) above ($8,550), and (e) amounts reimbursed pursuant to executive medical reimbursement ($5,835). For fiscal 2009, includes (a) amounts contributed by us under the Company’s 401(k) plan ($11,932) and deferred compensation plan ($1,460), (b) a Car Allowance ($22,573), (c) amounts earned under our patent award program where Mr. Spinelli was an inventor ($15,618), (d) reimbursement for tax obligations arising under Section 409A as a result of the exercise of stock options with an exercise price less than fair market value as of the options grant date (these grants were made to Mr. Spinelli prior to him becoming an executive officer) ($107,730) and (f) amounts reimbursed pursuant to executive medical reimbursement ($7,839). For fiscal year 2008, includes (a) amounts contributed by us under the Company’s 401(k) plan ($13,520) and deferred compensation plan ($1,533), (b) payment for buy-out of earned vacation ($13,612), (c) the use of a Company-owned and maintained automobile ($19,621), (d) amounts reflecting imputed income to Mr. Spinelli from the sale of a Company car under the terms of the Company’s auto policy ($25,867), (e) amounts earned under our patent award program where Mr. Spinelli was an inventor ($5,048), (f) a reimbursement for tax obligations arising under Section 409A as a result of exercise of stock options with an exercise price less than fair market value as of the options grant date (these grants were made to Mr. Spinelli prior to him becoming an executive officer) ($54,223) and (g) amounts reimbursed pursuant to executive medical reimbursement ($8,494).

(12)                            The dollar value of stock awards in fiscal 2008 includes amounts for the grant date fair value of the performance—RSU awards granted in accordance with FASB ASC Topic 718. As previously noted, one element for pay-out was not achieved and, accordingly, no shares were issued from these awards.

Grants of Plan-Based Awards in Fiscal 2010

Except as set forth in the footnotes, the following table shows all plan-based equity and non-equity incentive awards granted to our Named Executive Officers during fiscal 2010.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Actual Payouts Under Non-Equity Incentive Plan		All Other Stock Awards: # of Securities Underlying	All Other Option Awards: # of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair
Name	Type	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Awards ($)		Options (#)	Options (#)	Awards ($)	Value ($)(1)
John Ambroseo	Option	11/20/2009										75,000	26.16	600,390
	RSU	11/20/2009									37,500			981,000
	1st semi annual		0	(2)	290,004		290,004		290,004
	2nd semi annual		0	(2)	290,004		580,008		580,008	(3)
	Total		0	(2)	580,008		870,012		870,012
Helene Simonet	Option	11/20/2009										28,000	26.16	224,146
	RSU	11/20/2009									14,000			366,240
	1st semi annual		0	(2)	129,497		129,497		129,497
	2nd semi annual		0	(2)	129,497		258,993		258,993	(3)
	Total		0	(2)	258,994		388,490		388,490
Mark Sobey	Option	11/20/2009										24,000	26.16	192,125
	RSU	11/20/2009									12,000			313,920
	1st semi annual		0	(2)	75,005		75,005		75,005
	2nd semi annual		0	(2)	90,006	(4)	180,012	(4)	180,012	(3)
	Total		0	(2)	165,011		255,017		255,017
Bret DiMarco	Option	11/20/2009										21,000	26.16	168,109
	RSU	11/20/2009									10,500			274,680
	1st semi annual		0	(2)	75,000		75,000		75,000
	2nd semi annual		0	(2)	75,000		150,000		150,000	(3)
	Total		0	(2)	150,000		225,000		225,000
Luis Spinelli	Option	11/20/2009										18,000	26.16	144,094
	RSU	11/20/2009									9,000			235,440
	1st semi annual		0	(2)	64,002		64,002		64,002
	2nd semi annual		0	(2)	64,002		128,004		128,004	(3)
	Total		0	(2)	128,004		192,006		192,006

(1)                                  Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2010 in accordance with ASC Topic 718, and includes grants made in fiscal 2010. The amounts for stock awards include time-based vesting restricted stock awards to the extent such awards had ASC Topic 718 calculated value. The assumptions used in the valuation of these awards are set forth in Note 14. “Employee Stock Option and Benefit Plans” of the financial statements in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)                                  Failure to meet a minimum level of performance will result in no bonus paid out under the 2010 Variable Compensation Plan.

(3)                                  Reflects the amount earned in the second performance period under the 2010 Variable Compensation Plan that was paid during the first fiscal quarter of 2011.

(4)                                  Reflects Variable Compensation plan target % increase to 60% with his appointment as an Executive Vice President on April 1, 2010.

Option Exercises and Stock Vested at 2009 Fiscal Year-End

The table below sets forth certain information for each Named Executive Officer regarding the exercise of options and the vesting of stock awards during the year ended October 2, 2010, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John Ambroseo	330,000	1,586,977	17,017	499,454
Helene Simonet	120,000	560,024	7,567	226,020
Mark Sobey	30,000	202,009	3,500	100,165
Bret DiMarco	20,000	143,142	6,017	179,815
Luis Spinelli	40,900	254,680	3,901	114,249

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table presents information concerning unexercised options and stock that has not yet vested for each Named Executive Officer outstanding as of October 2, 2010.

									Equity incentive	Equity incentive plan awards:
									plan awards:	Market or payout
		Option Awards				Stock Awards			Number of unearned	value of unearned
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	shares, units or other rights that have not vested (#)	shares, units or other rights that have not vested ($)
John Ambroseo	11/20/2009	—	75,000	$26.16	11/20/2016	—		—	—	—
	11/20/2009	—	—	—	—	37,500		1,507,500	—	—
	11/17/2008	25,200	50,400	$23.16	11/17/2014	—		—	—	—
	11/17/2008	—	—	—	—	19,033		765,127	—	—
	2/22/2008	—	—	—	—	7,500		301,500	—	—
	2/22/2008	—	—	—	—	67,500	(4)	2,713,500	—	—
	10/03/2007	250,000	—	$32.95	10/3/2013	—		—	—	—
Helene Simonet	11/20/2009	—	28,000	$26.16	11/20/2016	—		—	—	—
	11/20/2009	—	—	—	—	14,000		562.800	—	—
	11/17/2008	8,983	17,967	$23.16	11/17/2014	—		—	—	—
	11/17/2008	—	—	—	—	6,800		273,360	—	—
	2/22/2008	—	—	—	—	4,167		167,513	—	—
	2/22/2008	—	—	—	—	37,500	(4)	1,507,500	—	—
	10/3/2007	75,000	—	$32.95	10/3/2013	—		—	—	—
	3/30/2006	35,000	—	$35.01	3/30/2012	—		—	—	—
Mark Sobey	11/20/2009	—	18,000	$26.16	11/20/2016	—		—	—	—
	11/20/2009	—	—	—	—	9,000		361,800	—	—
	11/17/2008	—	15,000	$23.16	11/17/2014	—		—	—	—
	11/17/2008	—	—	—	—	5,000		201.000	—	—
	2/22/2008	—	—	—	—	1,000		40,200	—	—
	2/22/2008	—	—	—	—	12,000	(4)	482,400	—	—
	10/03/2007	40,000	—	$32.95	10/3/2013	—		—	—	—
Bret DiMarco	11/20/2009	—	21,000	$26.16	11/20/2016	—		—	—	—
	11/20/2009	—	—	—	—	10,500		422,100	—	—
	11/17/2008	7,083	14,167	$23.16	11/17/2014	—		—	—	—
	11/17/2008	—	—	—	—	5,366		215,713	—	—
	2/22/2008	—	—	—	—	3,334		134,027	—	—
	2/22/2008	—	—	—	—	30,000	(4)	1,206,000	—	—
	10/03/2007	40,000	—	$32.95	10/3/2013	—		—	—	—
Luis Spinelli	11/20/2009	—	24,000	$26.16	11/20/2016	—		—	—	—
	11/20/2009	—	—	—	—	12,000		482,400	—	—
	11/17/2008	—	11,800	$23.16	11/17/2014	—		—	—	—
	11/17/2008	—	—	—	—	4,466		179,533	—	—
	2/22/2008	—	—	—	—	1,667		67,013	—	—
	2/22/2008	—	—	—	—	15,000	(4)	603,000	—	—
	10/3/2007	15,000	—	$32.95	10/3/2013	—		—	—	—
	3/30/2006	10,000	—	$35.01	3/30/2012	—		—	—	—
	4/7/2005	12,000	—	$33.71	4/7/2011	—		—	—	—

(1)                                  The grants vest in three equal annual installments beginning on November 20, 2010.

(2)           The exercise prices indicated are the prices originally recorded by the Company at grant and have not been adjusted to reflect any new measurement date as a result of the Company’s historical stock option review.

(3)           Market Value is determined by multiplying the number of shares by $40.20, the closing price of the Company’s common stock on October 1, 2010, the last trading date of the fiscal year.

(4)           The performance-based restricted stock units vesting determination date was November 14, 2010. The performance based restricted stock units were to vest in an amount which is 0-300% of the target, subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 300% of the target, although none of the performance-based restricted stock units vested in November, 2010.

Fiscal 2010 Non-Qualified Deferred Compensation

The following table presents information regarding the non-qualified deferred compensation activity for each Named Executive Officer during fiscal 2010:

Name	Executive Contributions in Last FY ($)(1)	Executive Deferrals Including Company Contribution in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Last FYE ($)(3)
John Ambroseo	301,558	311,735	10,177	347,431	—	4,166,126
SRP(4)	—	—	—	92,453	—	1,035,897
Helene Simonet	25,515	29,699	4,184	11,886	—	739,888
SRP(4)	—	—	—	912	—	118,095
Mark Sobey	3,231	4,184	953	864		13,821
Bret DiMarco	7,500	8,925	1,425	1,151	—	24,166
Luis Spinelli	54,011	54,011	—	21,693	—	493,809
SRP(4)	—	—	—	15,269	—	382,269

(1)           Amounts in this column consist of salary and/or bonus earned during fiscal 2010, which is also reported in the Summary Compensation Table.

(2)           Amounts reflect Company contribution payments in excess of the Internal Revenue Code Sections 401(a)(17) and 402(g) qualified plan limits made to the non-qualified “Deferred Compensation Plan” for plan year 2009 made in fiscal 2010. Amounts reported in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)           The deferred compensation in a participant’s account is fully vested and is credited with positive or negative investment results based on the plan investment options selected by the participant.

(4)           Amounts represent account balances and earnings from the Supplementary Retirement Plan (SRP) which was suspended. Deferrals (both executive and Company) into this plan have been suspended. The Deferred Compensation Plan is the only non-qualified deferred compensation plan currently available for executive officers.

Potential Payments upon Termination or Change of Control

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of each our Named Executive Officers pursuant to the terms of our Change of Control Severance Plan in effect as of October 1, 2010. The Change of Control Plan was amended and restated in December, 2010 to, among other things, eliminate the tax “gross-up” provisions for the chief executive officer. Other than this plan, there are no other employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each Named Executive Officer’s employment terminated at the close of business on October 1, 2010 (the last business day before the end of our fiscal year end on October 2, 2010). These payments are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the Named Executive Officers following a termination of employment (for those amounts and descriptions, see the prior table). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The Total Benefit per individual in the table below is does not add to the total of the individual components due to rounding within each component.

Named Executive Officer	Multiplier for Base Salary and Bonus	Nature of Benefit	Termination for Cause	Any Other Termination
John Ambroseo	2.99X	Salary Severance	—	$1,734,200
		Bonus Severance	—	$1,734,200
		Equity Compensation Acceleration(1)	—	$7,199,423
		Tax Gross Up(2)	—	$3,050,449
		Health Insurance(3)	—	$73,446
		Total Benefit		$13,791,718
Helene Simonet	2X	Salary Severance	—	$740,000
		Bonus Severance	—	$518,000
		Equity Compensation Acceleration(1)	—	$3,210,451
		Health Insurance(3)	—	$33,405
		Total Benefit		$4,501,856
Mark Sobey	2X	Salary Severance	—	$600,000
		Bonus Severance	—	$360,000
		Equity Compensation Acceleration(1)	—	$1,798,560
		Health Insurance(3)	—	$48,964
		Total Benefit		$2,807,524
Bret DiMarco	2X	Salary Severance	—	$600,000
		Bonus Severance	—	$300,000
		Equity Compensation Acceleration(1)	—	$2,514,086
		Health Insurance(3)	—	$48,964
		Total Benefit		$3,463,050
Luis Spinelli	2X	Salary Severance	—	$512,000
		Bonus Severance	—	$256,000
		Equity Compensation Acceleration(1)	—	$1,665,139
		Health Insurance(3)	—	$48,964
		Total Benefit		$2,482,103

(1)           Equity Compensation Acceleration is the in-the-money value of unvested stock options, time-based restricted stock units (RSUs) and performance-based restricted stock units, in each case as of October 1, 2010 at the closing stock price on that date ($40.20). The value of accelerated stock options are thus calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on October 1, 2010; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on October 1, 2010. This assumes immediate release and vesting of the performance-based restricted stock units at the maximum, or 300% of target, achievement. As discussed above, none of these performance-based restricted stock units vested in November 2010 and the grants were canceled. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on October 1, 2010, only those stock options and restricted stock/RSU grants outstanding as of that date are included in the table.

(2)           Estimated reimbursement (by way of a tax “gross-up”) for a 20% excise tax that would be due under Section 4999 of the Internal Revenue Code of 1986 on a portion of the amounts reported.  This reimbursement provision was eliminated as part of the amendment and restatement of the change of control plan in December, 2010.

(3)           Health Insurance is an estimate of the cost of covering the individual and his or her covered dependents for three years, in the case of the chief executive officer and for two years for the other Named Executive Officers.

The change in control plan provides for the payment of specified compensation and benefits upon certain terminations of the employment of the participants following a change in control of the Company. The Board has evaluated the economic and social impact of an acquisition or other change of control on its key employees. The Board recognizes that the potential of such an acquisition or change of control can be a distraction to its key employees and can cause them to consider alternative employment opportunities. The Board has determined that it is in the best interests of Coherent and its stockholders to assure that Coherent will have the continued dedication and objectivity of its key employees. The Board believes that the change of control plan will enhance the ability of our key employees to assist the Board in objectively evaluating potential acquisitions or other changes of control.

Furthermore, the Board believes a change of control plan aids us in attracting and retaining the highly qualified, high performing individuals who are essential to our success. The plan’s assurance of fair treatment will ensure that key employees will be able to maintain productivity, objectivity and focus during the period of significant uncertainty that is inherent in an acquisition or other change of control. A change in control of Coherent is defined under the change of control plan as an occurrence of a business combination, an acquisition by any person directly or indirectly of fifty percent or more of the combined voting power of our common stock or a change in the composition of the Board where less than fifty percent are incumbent directors.

The change of control plan provides that if within 24 months after a change in control the executive’s employment is terminated other than by reason of his or her death, disability, retirement or for cause, or the executive officer terminates his or her employment for “good reason,” the executive will receive a lump sum severance payment equal to 2.99 (in the case of Dr. Ambroseo) or 2.0 (in the case of Ms. Simonet, Dr. Sobey and Messrs. Spinelli and DiMarco) times the executive’s annual base salary and annual bonus (assuming achievement of all performance requirements thereof). “Good reason” is defined in each Agreement as any of the following that occurs after a change in control of the Company: certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; reduction in the executive’s duties and responsibilities; the Company’s failure to obtain the written assumption by its successor of the obligations set forth in the Agreement; attempted termination of employment on grounds insufficient to constitute a basis of termination for cause under the terms of the change of control plan; or the Company’s breach of any of the provisions of the change of control plan. Under the terms of the plan, the executives will also have acceleration of all vesting conditions for equity grants and a payment in lieu of health care for the executive (and his or her covered family members) will be provided on the same terms for two years and, in the case of Dr. Ambroseo, three years.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 2, 2010 about the Company’s equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,374,122	(2)	$23.11	2,820,811	(3)(4)
Equity compensation plans not approved by security holders	—		—	—
Total	2,374,122		$23.11	2,820,811

(1)           These weighted average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of RSUs.

(2)           This number does not include any options which may be assumed by us through mergers or acquisitions, however, we do have the authority, if necessary, to reserve additional shares of common stock under these plans to the extent necessary for assuming such options.

(3)           This number of shares includes 300,745 shares of common stock reserved for future issuance under the Employee Stock Purchase Plan, 132,000 shares reserved for future issuance under the 1998 Director Plan and 2,388,066 shares reserved for future issuance under the 2001 Stock Plan.

(4)           The 1998 Director Plan provides for annual increases to the number of shares available for issuance under the 1998 Director Plan so that the total number of shares reserved is not less than 150,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•      Any of our directors, nominees for director and executive officers;

•      Any person known to be the beneficial owner of five percent or more of our common stock (a “5% Stockholder”); and

•      Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements.  As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met eleven (11) times either in person or by telephone during fiscal 2010.  In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent auditors and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee’s oversight responsibilities.  To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present.  In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls.  These questions include:

•      Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•      Based on the auditors’ experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•      Based on the auditors’ experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business?

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010 and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans.  In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us.  The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with Audit Committee concerning independence and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP.

Management has reviewed the audited financial statements for fiscal 2010 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.  In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended October 2, 2010, for filing with the SEC.

Respectively submitted by
THE AUDIT COMMITTEE

Susan James, Chair
Garry Rogerson
Lawrence Tomlinson

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: February 25, 2011	/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned, stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated February 25, 2011, and hereby appoints John R. Ambroseo and Helene Simonet, and each of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on March 31, 2011 at 9:00 a.m., local time, at The Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL TWO, (3) FOR THE APPROVAL OF OUR 2011 EQUITY INCENTIVE PLAN, AS SET FORTH IN PROPOSAL THREE, (4) FOR THE ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL FOUR, (5) FOR ABSTAIN ON THE ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M30723-P06444 THIS IS YOUR PROXY YOUR VOTE IS IMPORTANT COHERENT, INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date COHERENT, INC. M30722-P06444 C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2011. 5. To recommend, by non-binding vote, the frequency of executive compensation votes. 3. To approve our 2011 Equity Incentive Plan. For All Withhold All For All Except 0 0 0 Yes No 01) John R. Ambroseo 02) Susan M. James 03) L. William Krause 1. Election of Directors Nominees VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 0 0 0 0 0 0 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4 and makes no recommendation on proposal 5: 04) Garry W. Rogerson 05) Lawrence Tomlinson 06) Sandeep Vij 4. To receive an advisory vote on our executive officer compensation. 6. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. (This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) 0 0 Stockholders of record at the close of business on February 16, 2011 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote by telephone or via the internet. Any stockholder attending the meeting may vote in person, even if he or she has returned a proxy.